CynergisTek Reports First Quarter 2019 Financial Results

Firm Achieved 32% Year Over Year Revenue Growth and Expanded Managed Security Service Offerings

Austin, Texas – (May 13, 2019) – CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity, privacy and compliance, today announced financial results for the first quarter ended March 31, 2019.

Financial Highlights for the First Quarter 2019 Include:

Financials represent business from continuing operations.  Discontinued operations have been isolated.

•Revenues from continuing operations for the first quarter were $5.8 million an increase of 32%, compared to $4.4 million for the same period of 2018.

•Non-GAAP adjusted EBITDA loss from continuing operations, after adding back stock-based compensation, was $(0.6) million in the first quarter of 2019, compared to $(0.7) million after adding back stock based compensation and non-recurring charges related to our debt refinancing and the departure of a senior executive for the same period in 2018.

•Non-GAAP adjusted loss from continuing operations per share for the first quarter 2019 was ($0.09) per basic and diluted share, compared to ($0.11) per basic and ($0.10) diluted share for the same period of 2018.

Recent Operational Highlights Include:

•Expanded managed service offering to include Managed Security Services to have the full breadth of offerings for the healthcare market.

•Drove 45% plus year over year growth in professional and consulting services revenue.

“The first quarter of 2019 was very successful in terms of our strategy for the future,” said Mac McMillan, President and CEO of CynergisTek. “We reduced debt by selling the Managed Print Services business, allowing us to increase focus on our core cybersecurity, privacy, and compliance services. We expanded our service offerings by launching Managed Security Services to provide proactive and comprehensive security monitoring of network devices, endpoints, and cloud- and SaaS- based environments. Many of our customers have expressed interest in wanting more focused monitoring to keep up with the increased threat landscape healthcare is experiencing.”

For the Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018

Financial results are from our continuing operations related to our Security services unless specifically noted that it includes our discontinued operations related to the sale of our managed print services  (MPS) business. Revenue increased by approximately $1.4 million to $5.8 million for the three months ended March 31, 2019, as compared to the same period in 2018, as we have intensified our sales efforts, expanded our service offerings and benefitted from our customers’ need for additional professional services.

Cost of revenue was $3.5 million for the three months ended March 31, 2019, as compared to $2.4 million for the same period in 2018. This increase was due to increased headcount in order to provide services to a larger customer base, support new services and our efforts to augment the employee salary and benefit offerings to attract and retain talent.

Gross margin was 40% of revenue for the three months ended March 31, 2019 and 45% for the same period in 2018. The reduction in gross margin is reflective of our investment in attracting and retaining talented cyber security employees and costs associated with ramping up new services. We expect gross margins to improve in the 2nd half of the year as we grow our cyber security consulting services and our new services start to gain traction in the marketplace.

Sales and marketing expenses were $1.5 million for the three months ended March 31, 2019, as compared to $1.4 million for the same period in 2018.  General and administrative expenses decreased to $1.7 million for the three months ended March 31, 2019, as compared to $2.2 million for the same period in 2018. This reduction was due to the non-recurring charges related to our debt refinancing and the departure of a senior executive back in the first quarter of 2018.

On March 20, 2019, we sold the MPS business. The gain on the sale of this business, together with the earnings from these discontinued operations, net of taxes totaled $19.0 million for the three months ended March 31, 2019 compared to income from discontinued operations, net of tax, of $1.1 million in the 2018 period.

GAAP net loss from continuing operations for the first quarter was $(1.5) million, or $(0.15) per basic and diluted share compared to a net loss of $(1.9) million, or $(0.19) per basic and diluted share for the same period of 2018. GAAP net income for the first quarter, after adjustment from income from discontinued operations, including gain on sale, net of tax, was $17.5 million, or $1.81 per basic and $1.77 per diluted share compared to a net loss after adjustment from income from discontinued operations, net of tax of $(0.7) million, or $(0.19) per basic and diluted share for the same period of 2018.

The reconciliation of GAAP to non-GAAP information can be found in the tables at the end of this release and provide the details of the Company’s non-GAAP disclosures and the reconciliation of non-GAAP information.

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019 (unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,386,637	$6,571,381
Accounts receivable, net	4,309,391	5,572,467
Prepaid and other current assets	3,763,872	1,425,858
Refundable income taxes	-	472,059
Current assets held for sale	-	8,427,408
Total current assets	20,459,900	22,469,173

Property and equipment, net	848,131	887,874
Deposits	79,710	87,778
Deferred income taxes	1,615,173	2,146,020
Intangible assets, net	8,637,255	9,089,989
Goodwill	17,008,189	17,008,189
Noncurrent assets held for sale	-	1,844,349
Total assets	$48,648,358	$53,533,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$362,770	$1,370,336
Accrued compensation and benefits	1,393,890	1,592,765
Deferred revenue	1,262,627	918,165
Income taxes payable	4,840,746	-
Note payable	-	343,750
Current portion of long-term liabilities	839,590	3,271,052
Current liabilities held for sale	138,894	7,299,561
Total current liabilities	8,838,517	14,795,629

Long-term liabilities:
Term loan, less current portion	-	12,851,617
Promissory notes to related parties, less current portion	1,125,000	5,015,625
Capital lease obligations, less current portion	-	1,570
Operating lease liability, less current portion	355,031	436,805
Noncurrent liabilities held for sale	-	58,967
Total long-term liabilities	1,480,031	18,364,584
Commitments and contingencies
Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 9,723,065 shares issued and outstanding at March 31, 2019, and 9,630,050 shares issued and outstanding at December 31, 2018	9,723	9,630
Additional paid-in capital	32,319,958	31,910,831
Accumulated earnings (deficit)	6,000,129	(11,547,302)
Total stockholders’ equity	38,329,810	20,373,159
Total liabilities and stockholders’ equity	$48,648,358	$53,533,372

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2019	2018
Net revenues	$5,773,657	$4,374,569
Cost of revenues	3,484,639	2,408,780
Gross profit	2,289,018	1,965,789
Operating expenses:
Sales and marketing	1,481,383	1,367,871
General and administrative expenses	1,653,633	2,169,291
Depreciation	38,985	35,064
Amortization of acquisition-related intangibles	452,734	452,734
Total operating expenses	3,626,735	4,024,960
Loss from operations	(1,337,717)	(2,059,171)
Other income (expense):
Other income	8	20
Interest expense	(295,905)	(399,733)
Total other income (expense)	(295,897)	(399,713)

(Loss) before provision for income taxes	(1,633,613)	(2,458,884)
Income tax benefit	144,214	602,472
Net loss from continuing operations	(1,489,399)	(1,856,412)
Income from discontinued operations, including gain on sale, net of tax	19,036,830	1,149,069
Net income (loss)	$17,547,431	$(707,343)

Net income (loss) per share:
From continuing operations:
Basic	$(0.15)	$(0.19)
Diluted	$(0.15)	$(0.19)

From discontinued operations:
Basic	$1.97	$0.12
Diluted	$1.92	$0.12

Net income:
Basic	$1.81	$(0.07)
Diluted	$1.77	$(0.07)

Number of weighted average shares outstanding:
Basic	9,673,689	9,586,608
Diluted	9,931,048	9,586,608

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2019	2018
GAAP loss from operations	$(1,337,717)	$(2,059,171)
Adjustments:
Depreciation	38,985	35,064
Amortization of acquisition-related intangibles	452,734	452,734
One-time restructuring and legal fees	-	735,183
Stock-based compensation	282,344	178,447
Non-GAAP adjusted EBITDA from continuing operations	$(563,654)	$(657,743)

Non-GAAP adjusted EBITDA per share
Basic	$(0.06)	$(0.07)
Diluted	$(0.06)	$(0.06)

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED LOSS FROM CONTINUING OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2019	2018
GAAP net loss from continuing operations	$(1,489,399)	$(1,856,412)
Adjustments:
Non-Cash Income Tax Adjustment	(144,214)	(602,472)
Other Expense	-	(20)
Depreciation	38,985	35,064
Amortization of acquisition-related intangibles	452,734	452,734
One-time restructuring and legal fees	-	735,183
Stock-based compensation	282,344	178,447
Non-GAAP adjusted loss from continuing operations	$(859,550)	$(1,057,476)

Non-GAAP adjusted loss per share
Basic	$(0.09)	$(0.11)
Diluted	$(0.09)	$(0.10)

Conference Call Information
Date: Tuesday May 14, 2019,

Time: 12:00 PM EST

U.S.: 1-888-220-8474 International: 1-323-794-2590
Conference ID: 1751236

Webcast: http://public.viavid.com/index.php?id=134475 A replay of the call will be available from 3:00 p.m. ET on May 14, 2018 to Tuesday May 21, 2019, 11:59 PM. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 1751236.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity and information management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bryan Flynn
(512) 402-8550 ext. 8

InvestorRelations@CynergisTek.com

Media Contact:

Danielle Johns

Senior Account Executive

Aria Marketing

(617) 332-9999 x241

djohns@ariamarketing.com